SCHEDULE 14A INFORMATION

     Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934

Filed by the Registrant    ( )

Filed by a Party other than the Registrant    (X)

Check the appropriate box:

( )   Preliminary Proxy Statement

( )   Definitive Proxy Statement

( )   Definitive Additional Materials

(X)   Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                   Santa Fe Pacific Corporation
        Name of Registrant as Specified In Its Charter

                   Union Pacific Corporation
        (Names of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

( )   $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or
      14a-6(i)(2).

( )   $500 per each party to the controversy pursuant to Exchange
      Act Rule 14a-6(i)(3).

( )   Fee computed on table below per Exchange Act Rules 14a-
      6(i)(4) and 0-11.

(X) Check box if any party of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1)  Amount Previously Paid:  $125 on October 13, 1994
      (2)  Form, Schedule or Registration Statement No.: Schedule 14A
      (3)  Filing Party: Same as above
      (4)  Date Filed: October 13, 1994



                                  [Union Pacific Logo]

                               AN IMPORTANT MESSAGE FROM
                             UNION PACIFIC CORPORATION FOR:
                                    SANTA FE PACIFIC
                                      SHAREHOLDERS

               Union Pacific Corporation has proposed to negotiate a merger with Santa Fe Pacific that, based on current market prices, would give you a substantial premium over the consideration you would receive in a merger with Burlington Northern.

               The board of directors of Santa Fe rejected our proposal the day after it was made. The Santa Fe board has refused to meet with us despite our stated willingness to consider an even higher price if they provide us information that would justify an increase.

               Now, the Santa Fe directors are asking you to approve a merger with Burlington Northern--even though, based on current market prices, you would receive substantially less consideration in a Burlington Northern merger than you would under the proposal that we are seeking to negotiate with Santa Fe's Board.

               Both the Burlington Northern merger and our proposal require the approval of the Interstate Commerce Commission. Our proposal also is subject to termination of the Burlington Northern merger agreement, a due diligence review, negotiation of a mutually satisfactory merger agreement with Santa Fe and approval of our respective Boards of Directors and shareholders.

               We will soon be furnishing you our proxy material asking you to vote "AGAINST" the Burlington Northern merger. Our proxy material will discuss our acquisition proposal and the issue of ICC approval. We urge you not to vote on Santa Fe's white proxy card until you have had the opportunity to review our material.

               YOU WILL SEE FOR YOURSELF WHY OUR PROPOSAL TO NEGOTIATE AN ALTERNATIVE MERGER WITH SANTA FE MAKES MORE SENSE.

               [Union Pacific Logo]

               October 26, 1994

               If you need assistance or information please call our solicitor: Morrow & Co., Inc. at (800) 662-5200

               This solicitation is neither an offer to sell nor a solicitation of offers to buy any securities which may be issued in any merger or similar business combination involving Union Pacific and Santa Fe. The issuance of such securities would have to be registered under the Securities Act of 1933 and such securities would be offered only by means of a prospectus complying with the requirements of such Act.

               THE PARTICIPANTS IN THIS SOLICITATION INCLUDE UNION PACIFIC CORPORATION ("UNION PACIFIC") AND THE FOLLOWING DIRECTORS AND EXECUTIVE OFFICERS OF UNION PACIFIC:

               Robert P. Bauman (Director), Charles E. Billingsley (Vice President, Controller), Richard B. Cheney (Director), E. Virgil Conway (Director), Richard K. Davidson (Director, President), John E. Dowling (Vice President-Corporate Development), Spencer F. Eccles (Director), Ursula F. Fairbairn (Senior Vice President-Human Resources),
               Elbridge T. Gerry, Jr. (Director), William H. Gray, III (Director), John B. Gremillion, Jr. (Vice President-Taxes), Judith Richards Hope (Director), Lawrence M.
               Jones (Director), Drew Lewis (Director, Chairman and
               Chief Executive Officer), Richard J. Mahoney (Director), Claudine B. Malone (Director), L. White Matthews, III (Director, Executive Vice President-Finance), Mary E. McAuliffe (Vice President-External Relations), Jack L. Messman (Director), John R. Meyer (Director), Thomas A. Reynolds, Jr. (Director), James D. Robinson, III (Director), Robert W. Roth (Director), Gary F. Schuster (Vice President-Corporate Relations), Richard D. Simmons (Director), Gary M. Stuart (Vice President and
               Treasurer), Judy L. Swantak (Vice President and Corporate Secretary), Carl W. von Bernuth (Senior Vice President
               and General Counsel).   Union Pacific is the beneficial
               holder of 200 shares of the common stock of Santa Fe Pacific Corporation (Santa Fe") purchased on October 6, 1994. 100 of such shares were purchased for $14 per share in an open market transaction entered into on the over-the-counter market and 100 of such shares were purchased for $13-1/2 per share in an open market transaction executed on the NYSE. No directors or executive officers of Union Pacific own any shares of Santa Fe common stock.
               CERTAIN EMPLOYEES OF UNION PACIFIC WHO MAY BE
               PARTICIPANTS:
               Mary S. Jones (Assistant Treasurer of Union Pacific),
               Gary W. Grosz (Manager-Investor Relations of Union Pacific), John J. Koraleski (Executive Vice President, Finance and Information Technologies of Union Pacific Railroad Company), James A. Shattuck (Executive Vice President, Marketing and Sales of Union Pacific Railroad Company), Arthur L. Shoener (Executive Vice President, Operations of Union Pacific Railroad Company), James V. Dolan (Vice President, Law of Union Pacific Railroad Company), Michael F. Kelly (Vice President, Marketing-Services of Union Pacific Railroad Company), John H. Rebensdorf (Vice President, Strategic Planning of Union Pacific Railroad Company). The aforementioned employees of Union Pacific own in the aggregate less than 1% of the outstanding shares of Santa Fe common stock.
               CERTAIN OTHER REPRESENTATIVES OF UNION PACIFIC WHO MAY BE
               PARTICIPANTS:
               Richard H. Bott (Managing Director at CS First Boston Corporation), David A. DeNunzio (Managing Director at CS First Boston Corporation), Gerald M. Lodge (Managing Director at CS First Boston Corporation), Stephen C.
               Month (Director at CS First Boston Corporation), Scott R. White (Associate at CS First Boston Corporation), Samuel
               H. Schwartz (Associate at CS First Boston Corporation), Caroline P. Sykes (Analyst at CS First Boston
               Corporation). None of the aforementioned employees of CS First Boston Corporation own any shares of Santa Fe common stock. In the normal course of its business, CS First Boston may trade the debt and equity securities of Santa Fe for its own account and the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. As of October 21, 1994, CS First Boston Corporation held a net short position of 3,873 shares of Santa Fe common stock.